Exhibit 10.8

FIRST AMENDMENT TO “EMPLOYMENT AGREEMENT”

BETWEEN BUSINESS BANK OF CALIFORNIA

AND RUTH E. ADELL

DATED APRIL 15, 1998

The Employment Agreement between Business Bank of California and Ruth E. Adell dated April 15, 1998 is hereby amended (“First Amendment”) as follows:

Paragraph F., Termination: 4. Merger or Other Corporate Reorganization.

In the event of: (I) a merger where the Bank is not the surviving corporation, (ii) a transfer of all or substantially all of the assets of the Bank or (iii) any acquisition, consolidation or other corporate reorganization where there is a change in ownership of at least fifty-one percent (51%) except as may result from a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, and, in the event that this Agreement and Executive’s employment are terminated for any reason during the two-year period immediately following the effective date of consummation of such merger or other corporate reorganization by either Executive or by the surviving entity, in the event of merger; by either Executive or the transferee of assets in the event of a purchase or sale; or by either Executive or the acquirer, in the event of an acquisition of stock in the Bank, then Executive shall be entitled to the same severance benefits as contemplated by Paragraph F.5 below for a nine (9) month period immediately following such termination of this Agreement.

Paragraph F., Termination: 5. Termination Without Cause.  Notwithstanding anything to the contrary contained herein, it is agreed by the parties hereto that either the Bank or Executive may at any time elect to terminate this Agreement and Executive’s employment by the Bank for any reason.  Such termination shall be effective thirty (30) days following proper delivery of notice of termination to the non-terminating party in accordance with the notice provisions set forth herein.  In the event this Agreement is terminated by Executive, all benefits provided by the Bank hereunder to Executive shall cease upon the effective date of such termination of this Agreement and Executive shall not be entitled to any severance benefits whatsoever.  In the event this Agreement is terminated by the Bank (other than in accordance with paragraph F.1 hereof), Executive shall be entitled to each of the following severance benefits commencing upon the effective date of termination of this Agreement: (a) Executive shall continue to be paid Executive’s base salary for a period of nine (9) months immediately following the effective date of Executive’s termination, which payments shall be payable to Executive in accordance with the normal method of payment as specified in this Agreement; and (b) Executive shall be entitled to maintain all medical and life insurance benefits which were granted to her during her employment with the Bank for a period of nine (9) months immediately following the effective date of Executive’s termination.

All other terms and conditions of the Agreement remain unchanged.  This first amendment was approved by the Board of Directors at a regularly scheduled meeting on October 18, 2000.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of October 18, 2000.

BUSINESS BANK OF CALIFORNIA

	By:	/s/ Alan J. Lane
Alan J. Lane
/s/ Ruth E. Adell		President & CEO

Ruth E. Adell